Exhibit 99

CACI Reports Record Results for Its Fiscal 2012 First Quarter and Raises Fiscal 2012 Guidance

Pro forma net income increased 41.6 percent

Pro forma diluted EPS increased 47.5 percent

Pro forma operating income increased 40.3 percent

Revenue increased 10.8 percent; organic revenue increased 8.3 percent

Record funding orders and contract awards

ARLINGTON, Va.--(BUSINESS WIRE)--November 2, 2011--CACI International Inc (NYSE: CACI), a leading professional services and information technology solutions provider to the federal government, announced results today for its first fiscal quarter ended September 30, 2011.

First Quarter Results

The following table summarizes results computed in accordance with Generally Accepted Accounting Principles (GAAP).

(in millions except per share data)	Q1, FY12	Q1, FY11	% Change
Revenue	$924.4	$834.0	10.8%
Operating income	$75.7	$52.1	45.2%
Net income	$42.1	$28.7	47.1%
Diluted earnings per share	$1.41	$0.92	53.3%

We are pleased to report record first quarter Fiscal Year 2012 (FY12) revenue of $924.4 million, an increase of 10.8 percent from the first quarter of Fiscal Year 2011 (FY11). The revenue increase was driven primarily by organic revenue growth of 8.3 percent.

Pro Forma First Quarter Results

In FY10, we completed two domestic acquisitions with acquisition-related contingent consideration, or earn-outs, which represent potential additional purchase consideration based on the acquired company’s performance post-acquisition. The fair values of the expected earn-outs were recorded as liabilities on the balance sheet as of each acquisition date, and are re-measured each quarter, with any change in the fair values of the liabilities reflected in the income statement. In the first quarter of our FY12, the liabilities decreased $0.6 million, with a corresponding increase to operating income, due to reductions in the fair values of the earn-out liabilities. In the first quarter of FY11, the liabilities increased, and operating income decreased, by $1.4 million. To provide a comparison of our results excluding these earn-out adjustments, pro forma results for the first quarter of FY12 and FY11 are shown below.

(in millions except per share data)	Q1, FY12	Q1, FY11	% Change
Revenue	$924.4	$834.0	10.8%
Pro forma operating income, a non-GAAP measure	$75.1	$53.5	40.3%
Pro forma net income, a non-GAAP measure	$41.8	$29.5	41.6%
Pro forma diluted earnings per share, a non-GAAP measure	$1.40	$0.95	47.5%

Pro forma operating income grew 40.3 percent over the prior year period to $75.1 million, driven primarily by strong growth of 12.2 percent in direct labor. We also completed a large, one-time commercial product sale this quarter that generated $12.0 million in revenue and $6.1 million in net income. Pro forma net income for the first quarter of FY12 was a record $41.8 million, or $1.40 pro forma diluted earnings per share, an increase of 41.6 percent over pro forma net income of $29.5 million, or $0.95 pro forma diluted earnings per share, for the same period in FY11. Net cash provided by operations in the quarter was $56.1 million. (See Reconciliation of Operating Income, Net Income and Diluted Earnings Per Share to Pro Forma Amounts on page 12.)

CEO Commentary and Outlook

Paul Cofoni, CACI's President and CEO, said, “Our record performance in the first quarter of the fiscal year confirms CACI’s strategy to position our solutions and services in support of our client’s greatest challenges in national security. We are winning business in our strategic focus areas of defense, intelligence, homeland security, and IT modernization and government transformation, where we continue to see growth opportunities. Across our enterprise we are delivering operational excellence, and we are agile in responding with innovative solutions to current and emerging client needs.

“In 13 out of the last 15 quarters, we have delivered on our financial goals of mid- to high-single-digit organic revenue growth and double-digit earnings growth. This quarter we again achieved our financial goals with record results in revenue, operating income, and EPS, and received $1.6 billion in contract funding orders in the quarter – the highest in CACI's history. We also generated record operating cash flow in the quarter. Our over $2 billion of contract awards included $635 million of S3 awards focused primarily in the C4ISR-related area, and approximately $350 million in intelligence contracts.”

Mr. Cofoni added, “Our mergers and acquisition program is accelerating our momentum in the high-growth cyber arena, with our recent strategic acquisitions of Pangia Technologies and Paradigm Holdings. Pangia and Paradigm expand CACI’s capabilities for cyber forensics and secure network operations, providing our clients with unique capabilities to respond to national security threats. We also completed the acquisition of Advanced Programs Group, a leading provider of Oracle e-Business services, significantly expanding our capabilities in the business systems and government transformation market.

"We are raising our guidance for Fiscal Year 2012 based on continued strength in our operating performance; the addition of acquisitions in the cyber and business systems areas; and a large commercial product sale. Our record performance in this first quarter of our 50th year in business provides a solid foundation and strong momentum for the rest of this fiscal year and beyond.”

Additional Financial Metrics

(in millions except per share data)	Q1, FY12	Q1, FY11	% Change
Pro forma earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure	$88.9	$66.7	33.2%
Pro forma diluted adjusted earnings per share, a non-GAAP measure	$1.82	$1.37	32.8%
Days sales outstanding	58	59

First Quarter Contract Funding Orders and Awards

  Contract funding orders in the first quarter were $1.60 billion compared with $1.46 billion in the year earlier quarter. Funded backlog at September 30, 2011 was $2.52 billion compared with $2.50 billion a year earlier. Total backlog at September 30, 2011 was $7.95 billion compared with $7.47 billion at the end of the year earlier quarter.
  During the first quarter, we received contract awards with an estimated value of $2.04 billion. Approximately 40 percent of these awards were for new business. First quarter awards included:
    Approximately $635 million in awards on our Strategic Services Sourcing (S3) contract. These awards are for both new and recompete work. To date, we have received $4.17 billion in S3 task order awards.
    Approximately $350 million in previously unannounced intelligence awards for both new and recompete work.
    More than $160 million in awards to provide healthcare IT support for both new and recompete work.
    A three-year, $139 million delivery order to continue support of the U.S. Navy’s Naval Air Warfare Center-Aircraft Division. This award involves designing, testing and integrating mobile communications systems for the DoD and other federal agencies.
    A five-year, $33.6 million task order to provide information operations and other support for the U.S. Navy’s Naval Surface Warfare Center Crane Division’s Irregular Warfare Technologies Division. This award is for new work in our cyber solutions area.
  Not included in the above estimated value of awards in the quarter are:
    A prime position on a five-year, multiple-award, indefinite delivery, indefinite quantity (IDIQ) contract with a $273 million ceiling. This award is for new work and includes services in support of recruiting and retention for the Army and other DoD activities.
    A prime position on a five-year, IDIQ contract with a $100 million ceiling. This award is for new work and includes services in support of the federal government’s analysis of threat finance as well as its development and enforcement of sanctions.

Recent Strategic Mergers and Acquisitions

Our strategic mergers and acquisition program continues to be a critical part of our long-term growth strategy, adding established customer relationships and high demand capabilities to our existing portfolio of company capabilities. Since the beginning of our FY12, we have completed three strategic acquisitions that enhance our positions in high growth segments of our addressable market:

  We acquired Pangia Technologies, LLC, to expand our cybersecurity solutions with critical services in cyber intelligence and computer network defense for the Intelligence Community. Pangia’s expertise in threat analysis, intrusion detection engineering, and information system architecture services expands our capabilities to deliver secure information systems infrastructure and ensure secure computer network operations.
  The acquisition of Paradigm Holdings, Inc. brings us leading experts in the emerging field of cyber forensics and capabilities to monitor and protect critical information systems. Paradigm also expands our computer network defense customer base, adding new customers in the defense, intelligence and federal civilian customer space.
  On October 3, 2011, we completed the acquisition of Advanced Programs Group, LLC (APG), a leading provider of Oracle e-Business services in the federal market. APG is a leading provider of financial and asset management, procurement, and business solutions, enabling enhanced productivity with reduced costs. This acquisition significantly increases CACI's already strong capabilities in the government transformation market, expanding our customer presence in the federal civilian, defense, and intelligence communities.

Other First Quarter Highlights

  In August 2011, we repurchased four million shares of our stock under an accelerated share repurchase program.
  We released Cyber Threats to National Security: Keeping the Nation’s Industrial Base Safe from Cyber Threats, a report co-sponsored by the U.S. Naval Institute and the Center for Security Policy which publishes recommendations from the fifth symposium in the Asymmetric Threat series on cybersecurity.

First Quarter Recognition

  CACI was voted among ClearedJobs.net’s Best Recruiters of 2011, which is the fourth year in a row CACI has been recognized for its ongoing success in recruiting highly sought-after jobseekers with security clearances.
  CACI was honored by the U.S. Navy Reserve and the Employer Support of the Guard and Reserve (ESGR) as a top employer of National Guard members and Navy Reservists.

CACI Raises Its FY12 Guidance

We are raising our FY12 guidance due to our stronger operating performance, the first quarter commercial product sale, and the completion of the Paradigm Holdings and APG acquisitions, both of which closed after we issued our previous guidance in August. This guidance also reflects the accelerated share repurchase transaction. The table below summarizes the new guidance ranges for FY12 based on expected GAAP results:

(In millions except for earnings per share)	New FY 2012 Guidance	Previous FY 2012 Guidance
Revenue	$3,850 - $4,050	$3,750 - $3,950
Net income	$157-$163	$147 - $153
Effective corporate tax rate	39.9%	39.5%
Diluted earnings per share	$5.55-$5.80	$4.70 - $4.90
Diluted weighted average shares	28.2	31.3

This guidance represents our views as of November 2, 2011. Investors are reminded that actual results may differ for the reasons described herein and in our filings with the Securities and Exchange Commission.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, November 3, 2011 during which members of our senior management team will be making a brief presentation focusing on first quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 877-303-9143 and enter the confirmation code 11443802. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Thursday, November 3, 2011 and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

About CACI

Celebrating our 50th year in business, CACI sustains an exceptional record of success by providing professional services and IT solutions needed to prevail in the areas of defense, intelligence, homeland security, and IT modernization and government transformation. We deliver enterprise IT and network services; data, information, and knowledge management services; business system solutions; logistics and material readiness; C4ISR solutions and services; cyber solutions; integrated security and intelligence solutions; and program management and SETA support services. CACI solutions help federal clients provide for national security, improve communications and collaboration, secure information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. A member of the Fortune 1000 Largest Companies and the Russell 2000 index, CACI provides dynamic careers for approximately 14,300 employees working in over 120 offices in the U.S. and Europe. Visit CACI on the web at www.caci.com and www.asymmetricthreat.net.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: economic conditions in the United States and globally (including the impact of uncertainty regarding U.S. debt limits and actions taken related thereto); terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; valuation of contingent consideration in connection with business combinations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism, or an economic stimulus package; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other government entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; the ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company’s Securities and Exchange Commission filings.

(Financial Tables follow)

CACI-Financial

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended
	9/30/2011	9/30/2010	% Change
Revenue	$924,395	$833,971	10.8%
Costs of revenue
Direct costs	634,931	589,470	7.7%
Indirect costs and selling expenses	200,282	179,322	11.7%
Depreciation and amortization	13,528	13,082	3.4%
Total costs of revenue	848,741	781,874	8.6%
Operating income	75,654	52,097	45.2%
Interest expense, net	5,600	5,833	-4.0%
Income before income taxes	70,054	46,264	51.4%
Income taxes	27,941	17,439	60.2%
Net income before noncontrolling interest in earnings of joint venture	42,113	28,825	46.1%
Noncontrolling interest in earnings of joint venture	27	(170)
Net income attributable to CACI	$42,140	$28,655	47.1%

Basic earnings per share	$1.46	$0.95	54.1%
Diluted earnings per share	$1.41	$0.92	53.3%

Weighted average shares used in per share computations:
Basic	28,915	30,304
Diluted	29,842	31,102

Statement of Operations Data (Unaudited)

	Quarter Ended
	9/30/2011	9/30/2010	% Change
Operating income margin	8.2%	6.2%
Tax rate	39.9%	37.8%
Net income margin	4.6%	3.4%

Pro forma EBITDA*	$88,881	$66,737	33.2%
Pro forma EBITDA margin	9.6%	8.0%

Pro forma adjusted net income*	$54,220	$42,552	27.4%
Pro forma diluted adjusted earnings per share	$1.82	$1.37	32.8%

*See Reconciliation of Net Income to Pro Forma Earnings before Interest, Taxes, Depreciation and Amortization and to Pro Forma Adjusted Net Income on page 11.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	9/30/2011	6/30/2011
ASSETS:
Current assets
Cash and cash equivalents	$28,582	$164,817
Accounts receivable, net	597,696	573,042
Prepaid expenses and other current assets	48,084	44,219
Total current assets	674,362	782,078

Goodwill and intangible assets, net	1,466,152	1,374,387
Property and equipment, net	62,393	62,755
Other long-term assets	100,517	100,911
Total assets	$2,303,424	$2,320,131

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$7,500	$7,500
Accounts payable	112,927	98,893
Accrued compensation and benefits	154,147	173,586
Other accrued expenses and current liabilities	174,797	157,242
Total current liabilities	449,371	437,221

Long-term debt, net of current portion	528,496	402,437
Other long-term liabilities	184,444	170,857
Total liabilities	1,162,311	1,010,515

Shareholders' equity	1,141,113	1,309,616
Total liabilities and shareholders' equity	$2,303,424	$2,320,131

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Three Months Ended
	9/30/2011	9/30/2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income before noncontrolling interest in earnings of joint venture	$42,113	$28,825
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	13,528	13,082
Non-cash interest expense	2,934	2,742
Amortization of deferred financing costs	809	740
Stock-based compensation expense	3,212	4,906
Provision for deferred income taxes	8,555	2,969
Undistributed earnings of unconsolidated joint ventures	(264)	(314)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	(11,972)	(14,925)
Prepaid expenses and other assets	(2,613)	(10,192)
Accounts payable and accrued expenses	16,826	(23,340)
Accrued compensation and benefits	(28,153)	(22,247)
Income taxes receivable and payable	11,740	16,901
Other liabilities	(568)	8,583
Net cash provided by operating activities	56,147	7,730

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,096)	(3,308)
Purchases of businesses, net of cash acquired	(104,768)	(387)
Investment in unconsolidated joint ventures	-	(4,965)
Other	(323)	159
Net cash used in investing activities	(108,187)	(8,501)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds (repayments) under credit facilities	123,125	(128,601)
Proceeds from employee stock purchase plans	1,325	1,507
Proceeds from exercise of stock options	1,337	253
Repurchases of common stock	(209,680)	(17,767)
Other	155	139
Net cash used in financing activities	(83,738)	(144,469)
Effect of exchange rate changes on cash and cash equivalents	(457)	843
Net decrease in cash and cash equivalents	(136,235)	(144,397)
Cash and cash equivalents, beginning of period	164,817	254,543
Cash and cash equivalents, end of period	$28,582	$110,146

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)

	Quarter Ended
(dollars in thousands)	9/30/2011		9/30/2010		$ Change	% Change
Department of Defense	$733,267	79.3%	$656,525	78.7%	$76,742	11.7%
Federal Civilian Agencies	134,009	14.5%	136,549	16.4%	(2,540)	-1.9%
Commercial	52,982	5.7%	37,878	4.5%	15,104	39.9%
State and Local Governments	4,137	0.5%	3,019	0.4%	1,118	37.0%
Total	$924,395	100.0%	$833,971	100.0%	$90,424	10.8%

Revenue by Contract Type (Unaudited)

	Quarter Ended
(dollars in thousands)	9/30/2011		9/30/2010		$ Change	% Change
Time and materials	$292,603	31.7%	$380,348	45.6%	$(87,745)	-23.1%
Cost reimbursable	374,613	40.5%	263,773	31.6%	110,840	42.0%
Fixed price	257,179	27.8%	189,850	22.8%	67,329	35.5%
Total	$924,395	100.0%	$833,971	100.0%	$90,424	10.8%

Revenue Received as a Prime versus Subcontractor (Unaudited)

	Quarter Ended
(dollars in thousands)	9/30/2011		9/30/2010		$ Change	% Change
Prime	$811,233	87.8%	$711,083	85.3%	$100,150	14.1%
Subcontractor	113,162	12.2%	122,888	14.7%	(9,726)	-7.9%
Total	$924,395	100.0%	$833,971	100.0%	$90,424	10.8%

Contract Funding Orders Received (Unaudited)

	Quarter Ended
(dollars in thousands)	9/30/2011	9/30/2010	$ Change	% Change
Contract Funding Orders	$1,603,929	$1,457,295	$146,634	10.1%

Direct Costs by Category (Unaudited)

	Quarter Ended
(dollars in thousands)	9/30/2011		9/30/2010		$ Change	% Change
Direct labor	$236,765	37.3%	$211,078	35.8%	$25,687	12.2%
Other direct costs	398,166	62.7%	378,392	64.2%	19,774	5.2%
Total direct costs	$634,931	100.0%	$589,470	100.0%	$45,461	7.7%

Reconciliation of Total Revenue Growth and Organic Revenue Growth
(Unaudited)

We are presenting organic revenue growth to reflect the effect of acquisitions on total revenue growth. Revenue generated from the date a business is acquired through the first anniversary of that date is considered acquired revenue growth. All remaining revenue growth is considered organic. We believe that this non-GAAP financial measure provides investors with useful information to evaluate the growth rate of our core business. This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	9/30/2011	9/30/2010	% Change	9/30/2011	9/30/2010	% Change
Revenue, as reported	$924,395	$833,971	10.8%	$3,668,203	$3,243,584	13.1%
Less:
Acquired revenue	21,554			70,759
Organic revenue	$902,841	$833,971	8.3%	$3,597,444	$3,243,584	10.9%

Selected Financial Data (Continued)
Reconciliation of Net Income to Pro Forma Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and to Pro Forma Adjusted Net Income
(Unaudited)

The Company views EBITDA, EBITDA margin, Adjusted Net Income and Diluted Adjusted Earnings Per Share as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We believe Adjusted Net Income is a significant driver of long-term value and is used by investors to measure our performance. This measure in particular assists readers in further understanding our results and trends from period-to-period by removing certain non-cash items that do not impact the cash flow performance of our business. We are presenting EBITDA, EBITDA margin, Adjusted Net Income and Diluted Adjusted Earnings Per Share on a pro forma basis, to remove the impact of the earn-out adjustments as we believe these pro forma measures are a better indicator of our ongoing, recurring operations. Pro forma EBITDA is defined by us as GAAP net income plus net interest expense, income taxes, and depreciation and amortization, and less the earn-out adjustment described on page 1. Pro forma EBITDA margin is pro forma EBITDA divided by revenue. Pro forma Adjusted Net Income is defined by us as GAAP net income plus stock-based compensation expense, depreciation and amortization, and amortization of financing costs, and less the earn-out adjustment described on page 1; net of related tax effects computed using an assumed marginal tax rate of 39.3 percent. Pro forma Diluted Adjusted Earnings Per Share is Pro forma Adjusted Net Income divided by diluted weighted-average shares, as reported. Pro forma EBITDA and Pro forma Adjusted Net Income as defined by us may not be computed in the same manner as similarly titled measures used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended
(dollars in thousands)	9/30/2011	9/30/2010	% Change
Net income, as reported	$42,140	$28,655	47.1%
Income taxes	27,941	17,439	60.2%
Interest income and expense, net	5,864	6,147	-4.6%
Depreciation and amortization	13,528	13,082	3.4%
Earn-out adjustment	(592)	1,414
Pro forma EBITDA	$88,881	$66,737	33.2%

	Quarter Ended
(dollars in thousands)	9/30/2011	9/30/2010	% Change
Revenue, as reported	$924,395	$833,971	10.8%
Pro forma EBITDA	$88,881	$66,737	33.2%
Pro forma EBITDA margin	9.6%	8.0%

	Quarter Ended
(dollars in thousands)	9/30/2011	9/30/2010	% Change
Net income, as reported	$42,140	$28,655	47.1%
Stock-based compensation	3,212	4,906	-34.5%
Depreciation and amortization	13,528	13,082	3.4%
Amortization of financing costs	809	740	9.3%
Non-cash interest expense	2,934	2,742	7.0%
Earn-out adjustment	(592)	1,414
Related tax effect	(7,811)	(8,987)	-13.1%
Pro forma adjusted net income	$54,220	$42,552	27.4%

	Quarter Ended
(shares in thousands)	9/30/2011	9/30/2010	% Change
Diluted weighted average shares,
as reported	29,842	31,102
Diluted earnings per share, as reported	$1.41	$0.92	53.3%
Pro forma diluted adjusted earnings per share	$1.82	$1.37	32.8%

Selected Financial Data (continued)
Reconciliation of Operating Income, Net Income and Diluted Earnings Per Share to Pro Forma Amounts
(Unaudited)

As described on page 1, the Company is presenting pro forma Operating Income, Net Income and Diluted Earnings per Share to present results excluding the impact of earn-out adjustments recorded during the three month periods ended September 30, 2011 and 2010. During its fiscal year ended June 30, 2010, the Company completed two domestic acquisitions with acquisition related contingent consideration, or earn-outs, which represent additional purchase consideration based on the acquired company's performance post-acquisition. The fair values of the expected earn-outs were recorded as liabilities on the balance sheet as of each acquisition date, and are remeasured each quarter, with any change in the fair value of the liabilities reflected in the income statement. During the three month period ended September 30, 2011, the estimated earn-out liability was reduced, resulting in an increase to net income. This increase to net income was recorded in the income statement as a reduction in indirect costs and selling expenses. During the three month period ended September 30, 2010, the estimated earn-out liability was increased, resulting in a decrease to net income. This decrease to net income was recorded in the income statement as an increase in indirect costs and selling expenses. The change in the earn-out liability in each period presented is reflected in the tables below as the "Earn-out adjustment." The Company believes that presenting the key measures of Operating Income, Net Income, and Diluted Earnings per Share without the impact of these changes on indirect costs and selling expenses provides readers a better indicator of our ongoing, recurring operations. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended
(dollars in thousands)	9/30/2011	9/30/2010	% Change
Operating income, as reported	$75,654	$52,097	45.2%
Earn-out adjustment	(592)	1,414
Pro forma operating income	$75,062	$53,511	40.3%

	Quarter Ended
(dollars in thousands)	9/30/2011	9/30/2010	% Change
Net income, as reported	$42,140	$28,655	47.1%
Earn-out adjustment	(592)	1,414
Related tax effect*	233	(556)
Pro forma net income	$41,781	$29,513	41.6%

	Quarter Ended
(shares in thousands)	9/30/2011	9/30/2010	% Change
Diluted weighted average shares, as reported	29,842	31,102
Diluted earnings per share, as reported	$1.41	$0.92	53.3%
Pro forma diluted earnings per share	$1.40	$0.95	47.5%

* Computed using an assumed marginal tax rate of 39.3 percent.

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown, Executive Vice President, Public Relations
(703) 841-7801
jbrown@caci.com
or
Investor Relations:
David Dragics, Senior Vice President, Investor Relations
(866) 606-3471
ddragics@caci.com